EXHIBIT 10.4

STANDARD EMPLOYMENT AGREEMENT

THIS AGREEMENT, by and between, BIOJECT MEDICAL TECHNOLOGIES INC., with offices at: 7620 SW Bridgeport Road, Portland, Oregon 97224, (hereinafter called BIOJECT),and Ms. Christine Farrell (hereinafter called “EMPLOYEE”).

RECITALS

1.     BIOJECT is in the business of designing, developing, distribution, and the sale of medical technology and products; and

2.     BIOJECT desires to hire Employee to assist in that effort and Employee is desirous of accepting such employment.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follows:

1.  EMPLOYMENT. EMPLOYEE accepts employment from BIOJECT and agrees to devote his or her best efforts in the discharge of their duties (includes those contained in their job description).

2.  NON-COMPETE. Both during the term and for one (1) year following this agreement, EMPLOYEE agrees not to compete with BIOJECT, either directly or indirectly, with respect to its products or business activities within the territory of the United States. EMPLOYEE also agrees not to directly or indirectly assist any other business entity to compete with BIOJECT for the same period of time and in the same goegraphic area. BIOJECT may waive, in writing, any restriction contained in this Paragraph 4.

3.  CONFIDENTIALITY. EMPLOYEE agrees to hold as confidental all confidential or proprietary information disclosed directly or indirectly by BIOJECT and agrees that he or she will not, directly or indirectly, use, disclose, or divulge any such confidential or proprietery information obtained from BIOJECT without prior written approval of BIOJECT. This shall include BIOJECT’s product information, business or marketing stratagies and information regarding BIOJECT’s present or future customers. Upon termiantion of EMPLOYEE’s employment with BIOJECT, all material, documents, records and similar information, including all copies thereof, in EMPLOYEE’s actual or constructive possesseion, shall be returned to BIOJECT within thirty (30) days following termination.

4.  INVENTION AND PROPIETARY PRODUCTS. All invention, products or documents developed or created by EMPLOYEE during his or her employment by BIOJECT, if related to products or business activities of BIOJECT, shall be considered to be proprietary products owned exclusively by BIOJECT. This shall include proprietary products created both during employment and within twelve (12) months following employment if related to products or business activities of BIOJECT. If necessary to do so, EMPLOYEE agrees to assign any right to apply for patent, copyright, or other protection to BIOJECT for such proprietary products. BIOJECT may waive in writing or exempt a product from the provisions of this Paragraph 4.

5.  SEVERABILITY. In the event any provision of this agreement is declared void or invalid, such provision shall be deemed severed from the rest of this agreement, which shall otherwise remain in full force and effect. Simialry, in the event a court of competent jurisdiction should find any of the provisions of this agreement to be unfair or unreasonable due to the length of time or geographic area involved, such finding shall not render any such provisions unenforceable, but rather, the provisions shall be redefined in such a manner as to render them fair and reasonable, without affecting the balance of this agreement. This agreement shall not be construed to limit in any way “shop rights” or other common law or contactual rights of BIOJECT, in or to any discoveries, inventions, improvements, and innovations, and in or to any Confidential Information which BIOJECT has or may have by virtue of EMPLOYEE’s employment.

6.  GENERAL TERMS. It is understood that either BIOJECT or EMPLOYEE may terminate the employment relationship at any time. Upon such termination, EMPLOYEE shall advise BIOJECT of the name and adress of the EMPLOYEE’s intended future employer. The parties’ obligations under this agreement shall survive such termination of employment. EMPLOYEE shall not assign his or her rights under this agreement without the prior wriiten consent of BIOJECT. This agreement contains the entire understanding of the parties and may not be changed orally but only upon a written amendment signed by the parties.

7.  ARBITRATION AND JURISTRICTION. Any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement shall be finally settled by arbitration in accordance with the provisions of Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be conducted in Portland, Oregon by one arbitrator and no discovery shall be allowed to or condcuted by either party to this Agreement. In the event suit or action is brought by any party to this Agreement to enforce any of its terms, it is agreed that the prevailing party shall be entilitled to an award of reasonable attorneys fees against the party not prevailing to be fixed by the trial or appellate courts, together with costs asscoiated therewith. This agreement is entered into and shall be interpreted and enforced according to the laws of the State of Oregon; both parties consent to personal jurisdiction for that purpose.

8.  ACKNOWLEDGMENT. I, the undersigned EMPLOYEE, acknowledge that I have read and received a copy of this document, consiting of three (3) pages and understand that it legally binds me and that I have the right to seek independent legal advice concerning its contents and effect.

DATED this 21st day of January, 1997

ACCEPTED January 24, 1997

EMPLOYEE:		EMPLOYER:
BIOJECT INC.

By:	/s/Christine M. Farrell	By:	/s/Kurt O. Lynam
	Christine M. Farrell	Kurt O. Lynam
Title:Director, Human Resources